Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HOWARD MIDSTREAM PARTNERS, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Howard Midstream Partners, LP (the “Certificate of Limited Partnership”) pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the limited partnership is Howard Midstream Partners, LP.

SECOND: The Certificate of Limited Partnership is hereby amended by deleting Article 3 thereof in its entirety and inserting the following in lieu thereof:

“3. General Partner. The name and the mailing address of the general partner are:

Howard Midstream GP, LLC

16211 La Cantera Parkway, Suite 202

San Antonio, Texas 78256”

IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment to the Certificate of Limited Partnership on August 18, 2017.

HOWARD MIDSTREAM GP, LLC,
as general partner

/s/ Brett Braden
Name: Brett Braden
Title: Senior Vice President, General Counsel and Corporate Secretary